Exhibit 99.1

AUTO PARTS 4LESS GROUP, INC TO ANNOUNCE MAJOR COMPANY MILESTONE ON VIRTUAL WEBINAR MEETING TUESDAY, NOVEMBER 1, 2022

OCTOBER 27TH, 2022 - LAS VEGAS, NV - Auto Parts 4Less Group, Inc. (OTCQB:FLES) (“Company”, “FLES”), owner of AutoParts4Less.com, an automotive parts-only marketplace, today announced they will host a public Zoom meeting to release a major company milestone on Tuesday, November 1st, 2022. All investors, company employees, and media are invited to attend the virtual meeting at 5:00 PM ET.

Auto Parts 4Less Founder Christopher Davenport and Board Chairman Tim Armes will host the virtual webinar after market close at 5:00 PM ET. The purpose of the call will be to update investors, media, and interested parties on a new announcement from the Company.

Date: Tuesday, November 1st, 2022

Time: 2:00 PM PST; 5:00 PM EST

Link: https://lk4l.co/major-milestone-update

Following the announcement will be a live Question & Answer session with Davenport and Armes. Please RSVP to the call be emailing Deja McMillan at deja@digital-ignite.com.

About Auto Parts 4LessGroup, Inc.

Auto Parts 4LessGroup, Inc. (the ”Company”) entered the online auto parts sells business in 2015 selling lift kits and other aftermarket accessories for Jeeps, Trucks and SUV’s on eBay and Amazon. In 2019 www.liftkits.com was launched and continues selling aftermarket parts today. At the beginning of 2020 the Company began the development of Autoparts4less.com as a pure play enterprise level marketplace entirely dedicated to automotive parts including cars, trucks, boats, motorcycles, and RVs on a single platform. The week of September 26, 2022 the Company officially began the roll-out of Autoparts4less.com.

To learn more about Auto Parts 4Less Group, Inc., please visit AutoParts4lessGroup.com

Safe Harbor & Disclaimer

This information also contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of the words “could”, “believe”, “anticipate”, “intend”, “estimate”, “expect”, “may”, “continue”, “predict”, “potential”, “possible,” “project” and similar expressions that are intended to identify forward-looking statements. All forward-looking statements speak only as of the date of this presentation. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, objectives, expectations and intentions reflected in or suggested by the forward-looking statements are reasonable, we can give no assurance that these plans, objectives, expectations or intentions will be achieved.

Forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from historical experience and present expectations or projections. Actual results may differ materially from those in the forward-looking statements and the trading price for our common stock may fluctuate significantly. Forward-looking statements also are affected by the risk factors described in the Company’s filings with the U.S. Securities and Exchange Commission. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. No information in this press release should be construed as any indication whatsoever of the Company’s future financial results, revenues, or stock price.